EXHIBIT 10 A

NON-EMPLOYEE DIRECTOR COMPENSATION

The Compensation Committee of the Board of Directors of Hovnanian Enterprises, Inc. (the “Company”) annually reviews the compensation program for directors who are not employees of the Company and makes recommendations to the Board of Directors for their approval.  In December of 2007, the Board of Directors approved the following non-employee director benefits for fiscal 2008, which reflected no changes from fiscal 2007 and fiscal 2006:

•	Annual retainer of $40,000 with an additional retainer of $20,000 for each committee on which Director serves (each paid 50% in cash and 50% in stock );
•	Annual grant of 5,000 stock options with an additional 2,000 stock options for each committee on which a Director serves; and
•

Meeting fees remained the same as established for fiscal 2006 (i.e., $3,000 per Board meeting held in person, $2,000 per telephonic Board meeting, $5,000 per Committee meeting held in person; and $2,500 per telephonic Committee meetings).

Beginning in May of 2008, each of the Company's non-management directors may elect to receive restricted share units as a portion of, or up to the full amount of, their total annual stock option grants related to their service to the Company.

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